Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Far East Energy Corporation and Subsidiaries:

We here by consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-136032 and 333-132631) and Form S-8 (Nos. 333-148361, 333-148363, 333-126994, 333-129169 and 333-134600) of Far East Energy Corporation and Subsidiaries (a development stage company), of our reports dated February 27, 2009, except for Note 12 as to which the date is March 30, 2009, relating to the consolidated financial statements and the financial statement schedule included in Item 15 and the effectiveness of internal control over financial reporting as of December 31, 2008,  which reports appear in this Form 10-K.

/s/ Payne Smith & Jones, P.C.
Payne Smith & Jones, P.C.

Dallas, Texas

March 30, 2009